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                                                                    Exhibit 99.2


           AMENDMENT AGREEMENT NO.1 TO THE CONSULTING AGREEMENT DATED APRIL 1, 2001, BETWEEN JAWZ INC. AND STRATEGIC EQUITY CORP.

This amendment is dated the ___ day of May, 2001.

BETWEEN:

                                    JAWZ INC.
                         ("JAWZ" a Delaware corporation)

                                      -and-

                             STRATEGIC EQUITY CORP.
                      ("Strategic" an Alberta corporation)

WHEREAS:

1. JAWZ and Strategic entered into a consulting agreement dated April 1, 2001 (the "Agreement"); and

2.       JAWZ and Strategic would like to amend the Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises hereto and the mutual covenants herein set forth, the Parties hereto agree to amend the Agreement as follows:

1. In this Agreement, including the premises hereto, this clause and any schedules hereto, the words and phrases set forth below shall have the meaning ascribed in the Agreement unless the context provides a specific definition not set out in the Agreement.

2.       Section 5 is amended by including the following paragraph:

"The Consultant acknowledges and agrees that, notwithstanding paragraph 5(i) to 5(iv) above, in no circumstances shall the Consultant be entitled to elect to be issued more than 19.9% of the Company's total issued and outstanding common shares of capital stock as calculated at April 1, 2001."

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

JAWZ INC.                                    STRATEGIC EQUITY CORP.

PER: /s/ Robert Kubbernus                     PER: /s/ Riaz Mamdani
     ___________________________                   ___________________________
     Robert Kubbernus, President




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                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as of this 1st day of April, 2001 by and between JAWZ INC., a Delaware corporation (the "Company") and STRATEGIC EQUITY CORP. (the "Consultant").

         1. SCOPE OF AGREEMENT. The Company hereby retains the Consultant and the Consultant hereby agrees, upon the terms and conditions hereinafter set forth, to provide services to the Company as set out in Section 3 below.

         2. TERM OF ENGAGEMENT. The Consultant shall be engaged by the Company from April 1, 2000 through September 30, 2001 (the "Term").

         3. DUTIES OF CONSULTANT. The Consultant shall provide the services of one or more individuals, preferably the services of its President, to provide the services described below:

                  (a) The Consultant shall, from time to time as the Company may request, advise and consult with the Company's board of directors and executive officers regarding:

                           (i)      alliance of corporate compliance;

                           (ii) the Company's merger and acquisition strategies, including the evaluation of targets and the structuring of transactions;

                           (iii)    the Company's corporate financing
                                    activities, including debt and equity
                                    transactions;

                           (iv)     the Company's investor relations;

                           (v) the identification and evaluation of underwriters for the Company's securities' offerings in the United States; and

                           (vi)     the Company's business development
                                    activities, including major geographic and service expansion plans;

                  (b) The Consultant shall be responsible for the following three Critical Initiatives:

                           1. Arranging and concluding within 60 days the sale of the e-Business Solutions division located in Calgary, Alberta in a transaction that eliminates any and all trailing expenses associated with that division;

                           2. Arranging and concluding within 90 days the sale of the Secure Networks Storage division located in Calgary, Alberta in a transaction that eliminates any and all trailing expenses associated with that division;




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                           3.       Successfully restructuring the existing
                                    financing with Thomson Kernaghan & Co.
                                    Limited ("TK") in a manner that eliminates the variable pricing of securities that currently exist. It is acknowledged that this initiative will include negotiations with TK for and on behalf of the Company and also with replacement financiers; and

                           4.       Successfully restructuring of the
                                    corporation and all financings to date in order to meet Nasdaq Continued Listing Requirements. It is acknowledged that this will require successful negotiations for forbearance of debt, restructuring existing debt and restructuring previously issued equity.

         4. INDEPENDENT CONTRACTOR. The Consultant represents that the Consultant is an independent contractor. The Company has retained the services of the Consultant due to the unique skills, knowledge, and education possessed by the Consultant and its staff. The Company shall specify projects with performance targets for the Consultant to achieve, and the Consultant shall complete these projects using methods, means, and equipment of its choosing. The Consultant represents that its livelihood is not solely or substantially dependent upon its performance of this Agreement; that the Company is not its only client; that its earnings are wholly the product of its efforts to market its services to such clients as through its own skill and initiative the Consultant may procure; and that this Agreement does not unreasonably impede its ability to undertake the foregoing efforts. The Consultant shall have no authority to obligate or incur on behalf of the Company any expense, liability or obligation, or enter into any contract on behalf of the Company without the express consent of the Company.

         5. COMPENSATION. The Company shall pay the Consultant as a fee for its services under this Agreement (the "Consulting Fee") the number of shares (the "Shares") of the Company's common stock ("Common Stock"), equal to the greater of 20,000 Shares per month or $20,000 USD in value of Shares using a VWAP calculation. The shares are to be validly issued, free and clear of any liens, claims or restrictions. The Company shall either provide unlimited piggyback registration rights under the U.S. Securities Act of 1933 to the Consultant for such Shares issued pursuant to this Agreement or provide a registration pursuant to an S-8 registration statement, if available.

                  The Company shall pay the Consulting Fee (i.e. the Shares) to the Consultant on a quarterly basis, on the first business day following the end of each Calendar quarter hereafter, the first such issuance of shares to be effected on July 2, 2001 for the quarterly period ended June 30, 2001.

                  The Company shall also pay the Consultant the following additional (and separate) amounts for the successful completion of any one or more of the three Critical
                  Initiatives:

                  (i)   Successful completion of Initiative 1    $200,000 USD

                  (ii)  Successful completion of Initiative 2    $200,000 USD

                  (iii) Successful completion of Initiative 3    $400,000 USD

                  (iv)  Successful completion of Initiative 4    $400,000 USD


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                  The Consultant may elect to accept shares of the Corporation which shall be issued at the value of the most recent financing of the Corporation at the time of such election.

                  The Company shall reimburse the Consultant for reasonable travel and lodging expenses which have been agreed to in advance by the Company in writing and after receipt by the Company of an invoice from the Consultant together with appropriate documentation of such expenses, it being expressly understood that the Company shall pay the "up-front" costs of any air travel that the Consultant is asked to undertake by the Company. The Consultant shall also be entitled to use a Company supplied mobile telephone or to reimbursement for all mobile telephone charges incurred in connection with performing the Services. It is expected that the Consultant shall claim all expenses as "disbursements" in the invoices rendered to the Company and shall be reimbursed by the Company for such expenses within 30 days of delivering such invoice to the Company.

         6. CONFIDENTIALITY AND NON-COMPETITION. The Confidentiality and Non-Competition Agreement attached as Schedule "A" hereto to be dated April 1, 2001 shall be executed concurrently with this Agreement and shall form part of this Agreement.

         7.       TERMINATION OF ENGAGEMENT.

                  (a) This Agreement and the Consultant's engagement by the Company shall terminate on the earliest of the following events to occur:

                           (i) Thirty (30) days after a party has received written notice from the other party of the other party's election, in its sole discretion, to terminate this Agreement, such time being required by Company to find other consultants to perform the projects assigned to the Consultant;

                           (ii) Liquidation or dissolution of the Company, the transfer of all or substantially all the assets or business of the Company, or the acquisition of over 50% of the Company's voting equity by a third person or a group of persons working in concert; or

                           (iii) Five (5) days after a party (the "Breaching Party") has received written notice from the other party of the Breaching Party's material breach of this Agreement; provided, however, that if such material breach is capable of being cured, this Agreement shall not terminate if the Breaching Party cures the breach within ten (10) days of receiving such notice.

                  (b) Upon termination of this Agreement, the obligations and covenants of the parties under this Agreement shall be of no further force and effect, except that the provisions of Sections 5, 6, and 10 hereof shall survive the termination of this Agreement, and the Consultant shall be entitled to payment for all services rendered and to reimbursement of all expenses incurred up to and including the effective date of termination of this Agreement.

         8. NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally, or within five days after mailing by first class registered or certified mail, postage prepaid, and properly addressed, or upon receipt if sent by telegraph or telephonic facsimile transmission to the party to whom notice is to be given, at such party's address or the telex or facsimile


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                  number set forth on the signature page of this Agreement, or any other address or number that any party may designate by written notice to the other.

         9. EFFECT OF AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Consultant with respect to the subject hereof, and fully supersedes any prior agreements or understandings with respect thereto. As such, all prior discussions between the Company and the Consultant regarding the provision of services by the Consultant to the Company or arising out of any contemplated transaction between the Consultant and the Company have been superseded by this Agreement. The parties hereto acknowledge that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party except as provided herein. No provision of this Agreement shall be deemed waived, amended or modified by any party, unless in writing and signed by the parties hereto.

         10. ATTORNMENT. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein, and the parties hereto expressly attorn to the jurisdiction of the courts of the Province of Alberta to settle all disputes arising hereunder.

         11. MISCELLANEOUS. Any provision of this Agreement which is rendered unenforceable by a court of competent jurisdiction shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement. Any assignment by the Consultant of the services or work to be performed under this Agreement, in whole or in part, or any other interests hereunder, voluntarily, involuntarily or by operation of law, without the Company's written consent, shall be void. No modification amendment or waive of any provision of this Agreement shall be effective unless the same shall be in a written instrument signed by the parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                    JAWZ INC.

                                    By: /s/ Robert J. Kubbernus
                                       -----------------------------------------

                                    Print Name:
                                               ---------------------------------

                                    Print Title:
                                                --------------------------------


                                    STRATEGIC EQUITY CORP.

                                    By: /s/ Riaz Mamdani
                                       -----------------------------------------

                                    Print Name:
                                               ---------------------------------

                                    Print Title:
                                                --------------------------------


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                                  SCHEDULE "A"

                  CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

THIS Agreement is entered into this 1st day of April, 2001 between JAWZ Inc.,
(JAWZ) and STRATEGIC EQUITY CORP. (the "CONSULTANT").

THIS Agreement constitutes our mutual understanding of the basis on which JAWZ will disclose to CONSULTANT information relating to the business and operations of JAWZ for the purpose of both parties evaluating each others' business and considering a business relationship between the parties.

THE information to be disclosed is non-public, confidential and proprietary to JAWZ. In consideration of the disclosure by JAWZ of this information to CONSULTANT for the above purpose and for the entering into of a Consulting Agreement by JAWZ with the CONSULTANT of even date, CONSULTANT agrees as follows:

1. "Confidential Information" shall mean any and all information relating to the business and operations of JAWZ disclosed by JAWZ to CONSULTANT, including but not limited to any or all of the following: know how, products, product ideas, properties, data, technologies, methods, procedures, plans, business plans, forecasts, financial and other business information; identities of actual or potential customers, investors, or other individuals and entities having a past, current or future business relationship with JAWZ; trade secrets, consisting of confidential and proprietary information not generally know to the public including without limitation software (e.g. source, object and executable code in hard copy and electronic format) and hardware relating to implementation of any of the technology of JAWZ; manuals, diagrams, charts and other descriptive materials relating to the technology of JAWZ; and any and all patentable or non-patentable inventions or ideas, and all copyrightable or non-copyrightable subject matter and derivative works thereof. Confidential Information includes documents, drawings, reports and other records in any media that incorporate, reference or are based upon any "Confidential Information" provided drawings reports or records that are generated as a result of or as a part of CONSULTANT's purpose of both parties evaluating each others' business and considering a business relationship between the parties.

2. "Confidential Information" shall not include any materials or information of the type specified in paragraph 1 above to the extent that such materials or information: (a) are now or later become generally know and utilized by the public through means which do not constitute a violation of JAWZ' rights; (b) are received by or are in the possession of CONSULTANT prior to receipt from JAWZ, as indicated by the written records of CONSULTANT, and were not so received or acquired through breach of any rights of or any obligation owed to JAWZ; and (c ) are received from a third party under no obligation of confidentiality to JAWZ.

3. CONSULTANT shall hold all Confidential Information in trust and confidence at all times and shall not sell, transfer, publish, disclose, display, reveal, divulge or otherwise make available any Confidential Information, directly or indirectly, intentionally or negligently, to any third party, person, CONSULTANT or other entity, for any purpose or reason, without the express written consent of the Chief Executive Officer of JAWZ. Without prejudice to the generality of the foregoing, CONSULTANT shall not copy, replicate, with or without modification, broadcast through any media, reverse assemble or reverse compile any matter, material or product provided to the CONSULTANT by or with the authority of JAWZ containing Confidential Information or pertaining to it. CONSULTANT agrees to maintain all Confidential Information in strict confidence and to secure and protect that Confidential Information in the same manner as CONSULTANT protects its own most sensitive information or trade secrets, but in no event with less than


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reasonable care.

4. CONSULTANT shall not use the Confidential Information for any purpose except the purpose of this Agreement as specified above, and shall restrict the disclosure of Confidential Information to persons within its own organization who: (a) have responsibility for or are directly concerned with such purpose of this Agreement; (b) are subject to non-disclosure or confidentiality obligations to CONSULTANT (the Confidential Information constituting protected information for purposes of such obligations; and (c ) have been informed and are fully aware of CONSULTANT's obligations under this Agreement.

5. CONSULTANT shall return all Confidential Information disclosed or supplied to it by JAWZ, in whatever form or format so supplied or disclosed, including any documents containing any Confidential Information and all copies thereof or extracts or notes thereon, to JAWZ immediately upon JAWZ's request. CONSULTANT shall immediately notify JAWZ in the event that a third party shall obtain access to any Confidential Information and shall cooperate fully with JAWZ in remedying same.

6. CONSULTANT acknowledges that JAWZ conducts its business internationally and that the covenants of non-disclosure and non-use in this Agreement shall be effective in every country in the world.

7. In connection with the purpose of this Agreement and the disclosure of Confidential Information, certain personnel, representatives or agents of CONSULTANT, as are authorized by JAWZ, will be granted access to the facilities of JAWZ at times and in numbers and identity as agreeable to JAWZ. All such persons granted such access shall be subject to and comply with all requests and regulations as may be considered appropriate by JAWZ for the security of Confidential Information or other technology or to avoid interference with the operation and administration of the facilities.

8. Without the prior written consent of the President or Chief Financial Officer or JAWZ, CONSULTANT will not, and CONSULTANT will direct all of its partners, officers, employees, agents and representatives not to, disclose to any person or entity either the fact that discussions or negotiations are taking place in connection with the purpose of this Agreement or any other potential transactions between CONSULTANT and JAWZ, or any of the terms, conditions or other facts with respect to any such purpose or potential transactions, including the status thereof.

9. JAWZ makes no representation or warranty as to its rights of ownership in or to practice any of the Confidential Information or the accuracy or completeness of the Confidential Information supplied or disclosed to CONSULTANT.

10. CONSULTANT acknowledges and agrees that any breach of this Agreement would cause immediate and irreparable injury to JAWZ and monetary damages would be difficult if not impossible to ascertain. CONSULTANT agrees that should CONSULTANT violate any of the terms and conditions of this Agreement, JAWZ shall be entitled to seek and obtain immediate, preliminary and permanent injunctive relief to enjoin further and future violations of this Agreement. Nothing contained herein shall affect the right of JAWZ to seek and obtain monetary damages in addition to such equitable relief.

11. This Agreement shall inure to the benefit of and be binding upon the heirs, personal, representatives, successors and assigns of both JAWZ and CONSULTANT and shall be construed as if written jointly by both parties and pursuant to the laws of the Province of Alberta.


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12. The provisions of this Agreement are severable, and if any provision is held to be invalid, unenforceable or void, the remaining provisions shall not be invalidated thereby.



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13. Should JAWZ waive any violation or breach of any of CONSULTANT's obligations to it, it shall not be considered a waiver of any succeeding breach or of the obligation breached.

14. CONSULTANT agrees that this Agreement shall be interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and CONSULTANT consents to the jurisdiction of the courts of the Province of Alberta with respect to all disputes and other matters arising under or in connection with this Agreement. If JAWZ is required to take legal action in order to enforce any provision of this Agreement or must threaten to take legal action in order to obtain compliance with any provision of this Agreement, JAWZ shall be entitled to recover from CONSULTANT all its costs and expenses, including attorneys' fees, incurred in connection with such enforcement efforts.

15. The terms of this Agreement shall remain in full force notwithstanding the completion of CONSULTANT's evaluation of JAWZ the achievement or abandonment of the purpose of this Agreement, the termination of its relationship with JAWZ or the return of all written materials containing Confidential Information to JAWZ.

16. The obligations of CONSULTANT under paragraphs 3, 4 and 8 with respect to any particular Confidential Information of JAWZ shall expire five (5) years after such Confidential Agreement is first provided or disclosed by JAWZ to CONSULTANT, but the remaining provisions of this Agreement shall survive such termination.

If these terms are acceptable, please so indicate by signing and dating this Agreement where indicated, and return the signed copy to Maggie Rowlands, JAWZ Inc., 400, 630 - 8th Avenue S.W., Calgary, AB T2P 1G6, or fax to (403) 209-6125.

JAWZ INC.


Per:        /s/ Robert J. Kubbernus
    ---------------------------------------

Dated
     --------------------------------------


ACCEPTED AND AGREED,

STRATEGIC EQUITY CORP.

Per:           /s/ Riaz Mamdani
    ---------------------------------------

Dated
     --------------------------------------